                                                                   Exhibit 99.02

                        FBR ASSET INVESTMENT CORPORATION
                                  POTOMAC TOWER
                             NINETEENTH STREET NORTH
                            ARLINGTON, VIRGINIA 22209

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Annual Report on Form 10-K for the year ended December 31, 2001 for FBR Asset Investment Corporation.

Ladies and Gentlemen:

Consistent with the Commission's release of March 18, 2002, please be advised that the Company has obtained a letter from Arthur Andersen LLP, the Company's independent public accountants, dated March 29, 2002, containing the following representations regarding the audits performed on the Company's statements of financial condition as of December 31, 2001 and 2000 and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999:

- the audits were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards;
- there was appropriate continuity of Arthur Andersen personnel working on the audits; and
-   there was appropriate availability of national office consultation.

Representation relating to the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to these audits.

                                      Sincerely,



                                      /s/ Eric F. Billings
                                      ------------------------------------------
                                      Eric F. Billings
                                      Chairman, Chief Executive Officer,
                                      and Director (Principal Executive Officer)